Exhibit 10(xiv)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made as of this l9 th day of September, 2003 between CLINTON UNITY GROUP, LLC, having its principal mailing address is P.O. Box 5301, Clinton, New Jersey 08809 (hereinafter “Landlord”), and UNITY BANK, (formerly, First Community Bank) a banking institution organized under the laws of the State of New Jersey, having its principal offices at 64 Old Highway 22, Clinton, New Jersey 08809, (hereinafter “Lessee”).

WITTNESSETH

WHEREAS, Lessee occupies portions of a commercial office building (hereinafter “building”), located and situated on property located at 64 Old Highway 22, Clinton, New Jersey identified on the Town of Clinton Tax Map as Block 22, Lot 22 pursuant to a revised lease dated December 15, 1995 between Lessee and Landlord, amended by First Amendment to lease dated March 1, 1997 (hereinafter collectively “the Lease”); and

WHEREAS, Landlord and Lessee are mutually desirous of amending the lease upon the terms, covenants and condition hereinafter set forth.

NOWTHEREFORE, For and in consideration of One ($1.00) Dollar and other good and valuable consideration provided by each party to the other, the receipt and sufficiency of which is hereby acknowledged, Landlord and Lessee do herein agree to amend the Lease in the manner following:

1.             LEASE TERM. This Lease shall remain in full force and effect until December 31, 2009.

2.             LEASED PREMISES. The lease premises shall consist of all of the first and second floors of the building as established by the Lease, prior to this amendment, until November 1,2005. On November 1,2005 the leased premises shall consist of the entire building being all of the first, second and third floors.

3. BASE RENT.

3.1  Rent shall continue at its present rate of $422,256.00 per annum, as established by the Lease prior to this amendment, through December 31,2003 [$35,188.00 per month].

3.2  The rent to be paid by Lessee to Landlord on and after January 1, 2004 through October 31, 2005 shall be $430,704.36 per annum [$35,892.03 per month].

3.3  The rent to be paid by Lessee to Landlord commencing November 1,2005 and continuing for the remainder of the lease term shall be $553,247.40 per annum [46,103.95 per month].

4.             ADDITIONAL RENT. Lessee shall pay Landlord as additional rent its’ pro rata share [75%] of common area maintenance (“CAM”) pursuant to the additional rent provisions as set forth in Subparagraph 6 of the Lease until November 1,2005. Commencing on November 1,2005 and continuing for the remainder of the lease term PROVIDED, HOWEVER, Lessee’s obligation to pay rent and Landlord’s obligation to deliver possession shall be deferred, in the event the existing tenant fails to vacate prior to November 1, 2005, until such time as the existing tenant surrenders possession and/or is evicted. Lessee as tenant of the entire building shall be responsible to pay all CAM.

5. OPTION TO RENT ADJACENT SPACE.

5.1  Landlord herein grants Lessee an option to rent the 3,519 rentable square feet located on the westerly side of the main corridor of the first floor of a building located at 54 Old Highway 22, Clinton, New Jersey owned by Century Development, LLC, and an affiliate of Landlord.

5.2  Lessee shall exercise said option by providing Landlord with written notice of its election to do so on or before March 31, 2004.

5.3  In the event of exercise, the lease term shall commence on April I, 2004 and terminate on November 1, 2005.

5.4  The rent to be paid by Lessee to Landlord shall be $68,536.04 per annum (i) calculated at the rate of $19.476X 3,519 per sq. ft., (ii) payable at the rate of $5,711.34 per month on the first day of each month during the entire Lease term herewith.

5.5  Lessee shall pay to Landlord as additional rent a sum equal to 17.08% of the CAM attributable to 54 Old Highway 22, Clinton, New Jersey [estimated to be $1,708.00 per month].

6.             LESSEE PURCHASE OPTION. The option to purchase as set forth in the Lease is hereby deleted in its entirety and replaced with the following:

(a) Tenant is hereby afforded the option to purchase the real estate known as Lot 22 in Block 22 as shown on the tax map of the Town of Clinton for the sum of $5,000,000.00 (the Purchase Option). The Purchase Options shall be exercised no later than 11 :59 p.m., Eastern Daylight Time, June 30,2009 (the Exercise Date), TIME BEING OF THE ESSENCE. In the event the Purchase Option is not exercised by the Exercise Date, the right to exercise the Purchase Option shall be deemed abandoned.

(b) Notice of the exercise of the Purchase Option shall be sent to the Landlord, to the address reflected herein, by certified mail, return receipt requested. The notice of the exercise of the Purchase Option must be postmarked by the Exercise Date and shall be accompanied by a deposit check in the amount of$250,000.00 payable to the order of the seller’s attorney, Benbrook & Benbrook.

(c) Closing of title shall take place on or about January 2,2010 at the main office of Unity Bank 64 Old Highway 22, Clinton, NJ 08809. The following items shall be adjusted as of 11:59 p.m. of the day immediately preceding the date of closing: rents, tenant securities, taxes, sewer charges, if any and all other customarily adjusted items. The balance of the purchase price shall be paid by wire transfer to an account designated by the Landlord.

(d) At closing the Landlord, as Seller, shall provide a Deed, Affidavit of Title, Consent of Members, FIRPT A Affidavit and such other documents as the title company utilized by the Tenant shall reasonably require.

(e) The title to be conveyed by Landlord shall be good and marketable title and such title as will be insurable by a reputable title insurance company subject to easements and restrictions of record, applicable zoning regulations and such facts as shall be demonstrated by accurate survey, PROVIDED, HOWEVER, in the event seller cannot convey title pursuant to the standards as set forth herein, Seller’s sole obligation shall be to return the deposit to Buyer at which time this said option agreement shall be deemed to be null and void unless Buyer, within ten days of written notice from Seller, of Seller’s inability to convey such title as provided for herein, notify Seller in writing that Buyer is prepared to accept such title as Seller can convey without abatement of the purchase price.

7.             CONFLICT IN TERMS. In the event of a conflict between the terms and conditions of the lease and this amendment it is understood and agreed that the terms and conditions of this amendment shall supercede and prevail.

8.  RATIFICATION. Except as altered by this second amendment the lease is ratified and confirmed in its entirety.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and caused their proper corporate seal to be affixed hereto.

LANDLORD:

CLINTON UNITY GROUP, L.L.C.
A New Jersey Limited Liability Company
Witness:
/s/ David Dallas	By:	/s/ Robert Van Volkenburgh
Robert Van Volkenburgh, Member

/s/ Linda B. McDermott		/s/ David Dallas
David Dallas, Member

LESSEE:

UNITY BANK
Witness:
/s/ Linda B. McDermott	By:	/s/ Anthony J. Feraro President/CEO
Linda B. McDermott		Anthony J. Feraro, President/
Chief Executive Officer